Filed Pursuant to Rule 433

Registration Statement No. 333-249659

Issuer Free Writing Prospectus dated May 4, 2021

Relating to Preliminary Prospectus dated May 3, 2021

Lianluo Smart Limited/Newegg Commerce, Inc.

 $30,000,000 Worth of Common Shares

(or up to $34,500,000 worth of Common Shares if the underwriter exercise its over-allotment option in full)

Free Writing Prospectus

This free writing prospectus relates to the registered offering of the common share of Lianluo Smart Limited (the “Company”) and should be read together with the preliminary prospectus dated May 3, 2021 (the “Preliminary Prospectus”) that was included in Amendment No. 6 to the Registration Statement on Form F-1 (File No. 333-249659, the “Registration Statement”). The Registration Statement has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. This presentation does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Before you invest, you should read the prospectus in the Registration Statement (including the risk factors described therein) and other documents we have filed with the SEC in their entirety for more complete information about us and the offering. You may get these documents for free by visiting EDGAR on the SEC Web site at http://www.sec.gov.

No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended. When available, copies of the preliminary prospectus relating to the proposed initial public offering may be obtained from Maxim Group LLC, 405 Lexington Avenue, 2nd Floor, New York, NY 10174, at 212-895-3745.

Newegg Presentation May 2021

Confidential | 2 Disclaimer This presentation of Newegg Commerce, Inc . (the “company,” “Newegg,” “we,” “us,” or “our”) includes "forward - looking statements" intended to qualify for the safe harbor from established by the Private Securities Litigation Reform Act of 1995 . These statements relate to future events or to our future financial performance and involved known and uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of performance or achievements expressed or implied by these forward - looking statements . These statements include statements or assumptions about our plans, strategies, performance, financing plans, prospects, capital structure, cash flow, liquidity, goals and objectives for future operations or growth or future events . As a result, our actual results, performance or achievements may differ materially from those expressed or implied by these forward - looking statements . These statements may be identified by the use of words "anticipate", "believe", "estimate", "expect", "intend", "may", "plan", "will", "should", "seek" and similar expressions and include any projections or estimates set forth herein . Such looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by the company and its management team, are inherently uncertain . complete description of these risks and uncertainties can be found in the company’s filings with the U . S . Securities and Exchange Commission available for free at www . sec . gov . We you not to place undue reliance on any forward - looking statements, which are made as of the date of this presentation . We undertake no obligation to update any of these statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward - looking statements, except to the required by applicable laws . If we update one or more forward - looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward - looking statements . This presentation contains financial information prepared in accordance with U . S . generally accepting accounting principles (“GAAP”) that have been extracted without material adjustment from audited GAAP financial statements and/or extracted or derived from unaudited accounting records that have been used to prepare GAAP financial statements . This presentation also contains certain non - GAAP financial measures which have not been and will not be audited . These non - GAAP financial measures are not recognized measures of financial performance or liquidity under GAAP, but are measures used by Newegg’s management to monitor the underlying performance of Newegg’s business and operations . These non - GAAP measures may not be indicative of Newegg’s historical operating results nor are such measures meant to be predicative of future results . These measures and ratios may not be comparable to those used by other companies under the same or similar names . As such, undue reliance should not be placed on these non - GAAP financial measures . Certain financial information contained herein is unaudited and is based on internal records and/or estimates . A registration statement on Form F - 1 (File No . 333 - 249659 , the “Registration Statement”) relating to securities to be sold in the Company’s public offering has been filed with the Securities and Exchange Commission but has not yet become effective . These securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective . This presentation does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction . Before you invest, you should read the prospectus in the Registration Statement (including the risk factors described therein) and other documents we have filed with the SEC in their entirety for more complete information about us and the offering . You may get these documents for free by visiting EDGAR on the SEC Web site at http : //www . sec . gov . No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933 , as amended . When available, copies of the preliminary prospectus relating to the proposed initial public offering may be obtained from Maxim Group LLC, 405 Lexington Avenue, 2 nd Floor, New York, NY 10174 , at 212 - 895 - 3745 .

Confidential | 3 TRANSACTION SUMMARY OFFERING Newegg Commerce, Inc. will be the registrant post consummation of the reverse merger with Lianluo Smart Limited. ISSUER Lianluo Smart Limited/Newegg Commerce EXCHANGE/TICKER “LLIT” following completion of merger “NEGG”/ NASDAQ. OFFERING SIZE $ 34.5 M (Including Over - allotment) SEC URITIES OFFERED Common Shares PRICE/SHARE TBD USE OF PROCEEDS Working capital to fund Enhancing Technology, Marketplace and Partner Services, Improving Fulfillment and General Strategic Growth Initiatives SOLE BOOK RUNNER Maxim Group LLC EXPECTED PRICING DATE Week of May 10 th , 2021

Confidential | 4 TABLE OF CONTENTS GROWTH STRATEGY KEY TAKEAWAYS FINANCIAL OVERVIEW COMPANY OVERVIEW TRANSACTION SUMMARY

T R AN S ACTIO N SUMMA R Y M E RGER O V E RVI E W On October 23, 2020, Newegg Inc. (“Newegg”) entered into a definitive merger agreement with Lianluo Smart Limited and its merger sub, Lightning Delaware Sub, Inc. (collectively “LLIT”) (NASDAQ: LLIT). Upon consummation of merger: ▪ LLIT will sell all of the business, assets and liabilities of its wholly owned subsidiary to a PRC company ▪ Newegg will be the surviving entity and LLIT’s wholly owned subsidiary ▪ LLIT will change its name to Newegg Commerce, Inc. and will continue to trade on Nasdaq under new symbol “NEGG” ▪ Each share of Newegg immediately prior to the merger will be exchanged into 5.8417 common shares of LLIT ▪ Approximately 363M common shares will be issued to Newegg shareholders upon completion of the merger ▪ Post merger without taking into consideration of this offering, LLIT shareholders will own approximately 1 . 32 % of the outstanding common shares and former Newegg shareholders will own approximately 98 . 68 % of the outstanding common shares based on shares outstanding as of April 30 , 2021 ▪ Post merger, Newegg will continue to maintain BVI as corporate domicile and adhere to foreign private issuer requirements ▪ A special meeting of shareholders to vote on the merger and disposition of assets will be held on May 12, 2021 at 10:00 am Beijing Time *Please see: https://www.sec.gov/Archives/edgar/data/1474627/000121390021021572/f424340421_lianluo.htm for additional information on the merger transaction. Confidential | 5

COMPANY OVERVIEW LEADERSHIP Anthony Chow 邹果庆 Chief Executive Officer EXPERIENCE: 27+ Years Mr. Chow rejoined Newegg in 2019. Mr. Chow was Vice President of Newegg’s North American business from 2006 - 2008 and then went on to lead Newegg China as President until 2011. Previously, he was the CEO of OTTO Greater China Group and VP of Haier China until rejoining Newegg in 2019. Jamie Spannos Chief Operating Officer EXPERIENCE: 25+ Years Mr. Spannos joined Newegg in 2018 as COO. Mr. Spannos ’ prior experience included Senior Vice President of North American Fulfillment and Logistics at FTD.com, where he oversaw all FTD.com and sub - brand operations across 103 drop - ship and internal distribution centers. Mr. Spannos also served as GM/VP/Managing Director of Home Depot’s Import and Domestic Distribution Field Operations. Matt Strathman General Counsel EXPERIENCE: 25+ Years Mr. Strathman joined the Company in 2008, serving the Company in various legal roles for over a decade. Prior to Newegg, Mr. Strathman worked as Senior Counsel for Empire Companies and as a business attorney in private practice. Montaque Hou Chief Technology Officer EXPERIENCE: 15+ Years Mr. Hou j oined Newegg in 2007. He was promoted to Chief Technical Officer in 2016. Mr . Hou’s global technology team of more than 500 Engineers, designs, develops and deploys the technology that underpins site design, customer service, Newegg’s marketplace, resource planning, logistics and inventory management of more than 40M unique SKUs. Lisa Potok VP, Finance & Investor Relations EXPERIENCE: 25+ Years Ms. Potok joined the Company in 2021 and b rings over 25 years of financial, operational and leadership experience within a variety of both public and private companies . Ms. Potok’s most recent experience includes the VP of Global Finance at CDS, an Advantage Solutions company, and the VP of Finance at FTD.com. Robert Chang Chief Financial Officer EXPERIENCE: 25+ Years Mr . Chang has served the Company in various finance - related roles for more than two decades, being appointed to the CFO role in 2015. As CFO, Mr. Chang is responsible for overseeing all aspects of the Company’s financial performance, including forecasting, evaluation and reporting. Confidential | 5

Confidential | 7 COMPANY OVERVIEW WHY NEWEGG? Newegg is where tech experts go to buy technology We are an entrenched and dominant player in a large vertical niche Laptops Desktops Consumer Electronics Components

COMPANY OVERVIEW
NEWEGG AT A GLANCE 2020

#5 Newsweek's 2020 Best Online Shops, Consumer Electronics

#7 eCommerceDB's 2020 Top Online Stores, Electronics

$2.6 Billion+ 2020 GMV	**4.7 Million+** Unique Active Customers	**382.2 Million+** Total Visits	**32.5%** Repeat Purchasers
$2.1 Billion+ 2020 Net Sales	**40.5 Million+** SKUs	**4 Million+** Product Reviews	**$301** Average Order Value

Statistics as of December 31, 2020

Confidential | 8

COMPANY OVERVIEW
HISTORY

For two decades, Newegg has been at the forefront of e-commerce. Founded in 2001, Newegg began selling PC components and helped popularize the PC-building movement, and in doing so, developed a niche following among PC and DIY enthusiasts. Since then, Newegg has been a leading tech-focused e-retailer in North America, with a global reach in Europe, South America, Asia Pacific and the Middle East.

2001
- Newegg Founded

2004
- Private Label Brand Rosewill launched

2008
- Canada Launched (newegg.ca)

2009
- B2B Website Launched (neweggbusiness .com)

2010
- Marketplace Launched

2011
- International Seller Program Launched

2013
- Shipped by Newegg Launched

2014
- Bitcoin Payment Accepted
- B2B Marketplace
- Canada Marketplace

2017
- Liaison Interactive Invests in Newegg
- Global Expansion to 20+ Countries
- China Expansion

2019

Transformation Begins
- One unified Global Platform for Marketplace & Direct sales

2020 Transformation in Progress
- Introduced Strategic Partnership Program
- Launched New Businesses

2021 20th Anniversary

Look Ahead Next Level Transformation
- IPO
- Expand Newegg Partner Service program
- Introduce Innovative Tools, Programs & Services to Deliver Superior Customer Experience
- Improve Matrix Organizational Structure For Effective Cross Functional Collaboration
- Forge Strategic Partnerships through External Domains

Confidential | 9

COMPANY OVERVIEW
OUR BUSINESS MODEL

	DIRECT	MARKETPLACE	NEWEGG PARTNER SERVICES (NPS)
BUSINESS MODEL	Newegg controls inventories sourced from suppliers and directly sells goods to its customers and businesses on Newegg platforms	Newegg allows third-party Sellers to sell products through the Newegg Marketplace, and recognizes commission and service fees from third-party Sellers in its net sales	Newegg generates revenue by charging service fees for providing various e-commerce services to Vendor partners, marketplace Sellers and other customers and businesses



DIRECT
CORE
STABILITY
Marketplace
Asia Expansion
SCALABILITY
Newegg Partner Services
Logistics, Newegg Website Services
PROFITABILITY
2020
2021...

Confidential | 10

NEWEGG MARKET SHARE: COMPONENTS GROWTH STRATEGY DIRECT SALES STABILITY Newegg increased GMV during the pandemic, as well as its market share. Newegg estimates its market share, in certain categories of components, as high as 40%. We deliver Value and we help the Vendors build their Brand, simultaneously developing their Knowledge. We treat our Suppliers as Partners . Newegg’s systematic approach to building relationships, over the last two decades, has powered our ability to grab allocation . 2019 2020 40.7% 36.7% Source: NPD Data. Components defined as CPUS/Processors, VGA Cards, Motherboards, Power Supplies and Desktop Cases Confidential | 11

GROWTH STRATEGY CHINA MARKETPLACE GROWTH 17.9%+ 84.7%+ China Seller base increased its GMV by 100%+ in 2020 and is on pace for faster growth this year! CHINA SELLER GMV 115.3%+ increase, $39.6M in 2019 to $84.3 in 2020 2.5% - 115.3%+ $190M $170M $150M $130M $110M $90M $70M $50M $30M $10M $0 2019 2020 33.2%+ 10K 9K 8K 7K 6K 5K 4K 3K 2K 1K 0 CHINA SELLER SKUS WITH SALES 33.2%+ increase i n New SKUs with Sales in 2020 500k 450k 400k 350k 300k 250k 200k 150K 100K 50K 0 CHINA SELLER COUNT 84.7%+ increase i n Sellers from 2019 to 2020 2.0% - 2019 2020 2019 2020 Confidential | 12

G R OWT H ST R A TEGY CHINA L ess T h an Full C o n ta i n er Shipping Chin a Sel l e r Newegg Logistics Service Support China Sellers with comprehensive Logistics to end Customers in North America N orth A me r i ca n P i c k & Pac k Tr a n sporta t ion & Wa re h o u ses La s t Mile Deli v e ry US WAREHOUSE LAST MILE ▪ 7 Warehouses in North America ▪ Small Parcel ▪ 1.5M+ Square Feet ▪ Truckload ▪ Full Cycle Logistics ▪ Local Delivery China Seller Direct Order Fulfillment Cus t o m ers Newegg Global Selling Support China Sellers with door - to - door Shipping to North America China Goods Warehouse Consolidation International O c e a n /A ir F r e i g h t CHINA WAREHOUSE ▪ Warehouse in Shanghai, China ▪ Storage ▪ Goods Consolidation ▪ Export Processing ▪ International Shipping Full C o n ta i n er Shipping Our Asia Seller Recruiting Team offers a one - stop solution for Chinese Marketplace Sellers*. Newegg owns the entire journey, from China Sellers to US Customers. *As of December 31, 2020 Confidential | 13

NEWEGG WEBSITE SERVICES GROWTH STRATEGY NEWEGG PARTNER SERVICES ECOSYSTEM B2C/B2B Platform Seller/Vendor SOCIAL EMAIL AFFILIATE DYNAMIC SEM SEO NEWEGG STUDIO SPA MARKETING SERVICE NEWEGG OPERATIONS NEWEGG LOGISTICS SHIPPED BY NEWEGG NEWEGG EXPRESS NEWEGG SERVICES WEBSITE DEVELOPMENT DATA INTEGRATION CONTENT MANAGEMENT FULFILLMENT NEWEGG FINANCING INSTALLMENT PAYMENT WIRE TRANSFER EARLY PAY SERVICE SELLLER FINANCING Confidential | 14

Confidential | 15 FINANCIA L O V E RVIEW BUSINESS MO D EL • Newegg recorded Service Revenue of $13.0M in 2018, $11.2M in 2019, surging to $81.8M in 2020! • Our Strategy is to shift towards Marketplace and Newegg Partner Service businesses. Marketplace YoY GMV Growth Marketplace has grown by a CAGR of 12% 2018 - 2020 2019 2020 33 . 9% 4.9%c Direct YoY GMV Growth Our Direct business fell in 2019 but rebounded in 2020 2019 2020 32 . 6% - 24 . 6% STABILITY SCALABILITY Strategic Shifts

FINANCIAL OVERVIEW Growth Gross profit has increased 65.9% YoY as a result of restructuring in Q4 2019. Gross Profit 2020 Adjusted EBITDA at $ 39.3M profit up from ($ 49.2M ) loss. An increase of $ 88.5M. EBITDA $2,500 $2,000 $1,500 $1,000 $500 $100 $ - $(500) GMV vs. Gross Profit Vs. Adjusted EBITDA ($ in millions ) GMV Adjusted EBITDA Gross Profit Year Ended 2020 $ 2,634.5 $ 39.3 $ 273.6 Year Ended 2019 $ 1,933.4 ($ 49.2) $ 164.8 35.9% GMV growth driven by adaptation to consumer demand. $ 2.6B in 2020 vs $ 1.9B in 2019. Confidential | 16

Confidential | 17 FINANCIAL OVERVIEW KEY STATISTICS 2019 2020 10.7% 12.9% 2019 2020 14.9% 11.8% 2019 2020 - 18.4% 23.8% 2019 2020 $84.5M - $10.1M GROSS PROFIT AS A PERCENT OF NET SALES 219 Basis Point Improvement SG&A AS A PERCENT OF NET SALES 311 Basis Point Improvement CASH FROM OPERATIONS $94.6M Increase In Cash From Operations RETURN ON ASSETS 42.2% Increase In ROA

Confidential | 18 10% 25% 30% 35% Enhancing Technology Marketplace & Partner Services General Strategic Growth Initiatives To support the expansion of o ur B usiness O perations : • 35% Enhancing Technology: Building capabilities including Technology I nfrastructure. • 30% Marketplace and Partner Services: Recruiting new Sellers and Creating and Growing o ur S ervice business. • 25% Improving Fulfillment: Strengthening our ability to Serve C ustomers and Fulfill orders. • 10% General Growth Initiatives: Employing Capital strategically to create Shareholder V alue. KEY TAKEAWAYS USE OF PROCEEDS Improving Fulfillment

KEY TAKEAWAYS

Profitable Business with Improving Margins

Gross profit has increased 66% YoY as a result of Restructuring in Q4 2019.

Marketplace model allows Newegg to divest low margin items to Marketplace Sellers.

Strong Brand Recognition

Name is known and respected as the leader in IT/CE for over two decades.

Our Platform provides an extensive portfolio of user-generated content, including over 4M Product Reviews and approximately 32K Testimonials about User Experience.

Robust Marketplace Platform

Hybrid Marketplace model allows us to leverage the inventory of thousands of 3rd party Sellers and offer millions of SKUs to our Customers.

These Sellers represent over 95% of the SKUs available for sale on the Platform

Vendor Relationships

Our solid relationships with the top IT/CE brands allow us to stock in demand SKUs at competitive prices throughout market cycles.

Wide range of Tech-focused Products from over 400 Suppliers Globally – 40.5M SKUs and 1,748 Categories.

Customer Experience

Can fulfill orders to 95% of the US population within 2 days.

We offer 24/7 Customer Support across phone, email and chat

Confidential | 19

Confidential | 20 KEY TAKEAWAYS CONTACT Lisa A. Potok Vice President of Finance & Investor Relations 626.271.9700 Ext. 22180 Lisa.A.Potok@newegg.com Newegg Inc., 17560 Rowland Street City of Industry, CA 91745

Thank You! Confidential | 21

• Eliminated unprofitable business and streamlined internal processes. • Initiated group focus structure to leverage business relationships holistically. • Initiated Domain based P&L mechanism to incentivize Domain leaders. COMPANY OVERVIEW TRANSFORMATION Business Optimization • Shift Share Strategy (S3): » Initiated QSPEP (Quarterly Strategic Partner Execution Planning) Program to take our strategic partnership with Vendors and Sellers to the next level. • Scaled up APAC business Domains with category specific product management. • Launched new business Domains providing diversified platform services: » 3PL » Newegg Staffing » Newegg Bridge » ENIAC » Pure Facility Solutions » ABS Systems • Launched P17 China Anchor Seller program. • Launched new business Domains: » Newegg Auto » Newegg Express » Fiore Flowers • Spin off ABS, our house brand gaming PC Domain, and our software Domain into independent business units . • Initiated Newegg Partner Service platform: » Newegg Global Selling » Newegg Logistics Service » Newegg Web Services • Reduction in force to streamline organization . • Combined D irect and Marketplace sales into a single platform. Organizational Restructure • Revamped structure of China and Taiwan businesses . • Further restructured Domains into product categories to empower employees and allow them to share upside. 2021 • Implemented internal billing and Domain based P&L for effective budget and expense control. • Developed high value added Newegg Partner Services that centered on: » Marketing » Logistics and WMS » Operations » Customer S ervice » Financial S olutions • Instituted Matrix Organizational structure to drive deeper collaboration and alignment across functions. • Set - up external Domains to join our p latform. • Grow mobile and app. • Newegg Now live stream service. 2H 2020 1H 2020 1H 2020 2H 2019 Confidential | 22

G M V RE C ONC I LI A TI O N The following table reflects the reconciliation of net sales to GMV for each of the periods indicated: (In Million) For the Year Ended December 31, 2020 2019 Net Sales $ 2,114.9 $ 1,533.9 Adjustments: GMV - Marketplace 663.7 495.2 Marketplace Commission (58.1) (46.0) Deferred Revenue 16.2 (6.5) Service Revenue (81.8) (11.2) Asia Net Sales - (3.9) Nutrend and Rosewill sales through third party platforms (40.6) (31.1) Other 20.3 2.9 GMV $ 2,634.5 $ 1,933.4 Confidential | 23

Confidential | 24 Notes • Unique active customers defined as unique customer IDs with at least one transaction purchased on Newegg platforms during the relevant 12 month measurement period . • Repeat customers defined as customers who made at least two purchases during the relevant 12 month measurement period . • Net sales to GMV reconciliation . The image part with relationship ID rId3 was not found in the file.